PRESS RELEASE

CONTACTS:
Investors: Julie Loftus Trudell
Senior Vice President, Investor Relations
AMERIGROUP Corporation
(757) 321-3597

AMERIGROUP Reports Q2 Net Income of $49.6 Million or $0.94 per Diluted Share,
Including $0.43 per Diluted Share Positive Impact from Tax Adjustment

Updates 2009 EPS Guidance Range

VIRGINIA BEACH, Va. (July 31, 2009) – AMERIGROUP Corporation (NYSE: AGP) today announced that net income for the second quarter of 2009 was $49.6 million, or $0.94 per diluted share, versus a loss of $164.0 million, or $3.10 per diluted share, for the second quarter of 2008.

Second quarter 2009 results were positively impacted by a tax adjustment of $0.43 per diluted share related to litigation settled in 2008, partially offset by elevated health benefits expenses.  Excluding the tax adjustment, second quarter 2009 net income would have been $27.2 million, or $0.51 per diluted share, versus second quarter 2008 net income of $35.2 million, or $0.65 per diluted share, excluding the impact of the litigation settlement recorded in that period.

The Company is updating its guidance for the full-year 2009 to $2.90 to $3.05 per diluted share from the previously announced range of $2.70 to $2.85.  The revision to guidance includes the tax adjustment, as well as the impact of elevated outpatient medical costs.

Second Quarter Highlights include:
•
Membership increased 66,000 members, or 4.0%, to approximately 1.7 million at the end of the quarter from the first quarter of 2009.  Risk membership increased 10.0% or 156,000 from the second quarter of 2008.

•	Total revenues were $1.3 billion, a 5.0% increase over the first quarter of 2009 and a 15.6% increase over the second quarter of 2008.
•	Health benefits expenses were 85.9% of premium revenues.
•	Selling, general and administrative expenses were 7.5% of total revenues.
•	The second quarter income tax expense reflects the impact of the tax adjustment of $0.43 per diluted share.
•	Cash used in operations was $2.1 million for the three months ended June 30, 2009.
•	Unregulated cash and investments were $253.8 million, as of June 30, 2009.
•	Medical claims payable, as of June 30, 2009, totaled $563.0 million compared to $570.4 million, as of March 31, 2009.
•	The Company is updating its 2009 annual guidance to $2.90 to $3.05 per diluted share.
•	The Company repaid approximately $26.2 million of debt during the quarter and the debt to total capital ratio decreased to 20.8%, as of June 30, 2009, from 23.0%, as of March 31, 2009.
•	The Company repurchased approximately 745,000 shares of its common stock during the second quarter for approximately $22.2 million.

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July 31, 2009

“In the quarter, we experienced membership gains in most markets, a continuation of a trend that we saw in the first quarter. Significant increases in the states’ Medicaid enrollment are being driven by macroeconomic conditions,” said James G. Carlson, AMERIGROUP Chairman and Chief Executive Officer.  “We also experienced higher medical costs, which we believe started in the latter part of the first quarter of 2009 and continued into the second quarter.

“While we believe that new members are contributing to this increase, our most recent information indicates that costs have risen for both new and existing members, notably in outpatient services.  In response, we are adapting initiatives to address the specific drivers of these costs,” Carlson continued.  “I am confident in the ability of our management team to respond appropriately to this challenge, as we have done successfully in the past.”

Premium Revenues
Premium revenues for the second quarter of 2009 increased 17.0% to $1.3 billion compared to $1.1 billion in the second quarter of 2008.  Sequentially, premium revenues increased $67.4 million, or 5.5%, compared with the first quarter of 2009.  The sequential increase primarily reflected membership gains in the TANF population across all markets.

Investment Income and Other Revenues
Second quarter investment income and other revenues were $6.5 million versus $18.5 million in the second quarter of 2008 and compared to $12.3 million in the first quarter of 2009.  Investment income in the quarter declined slightly on a sequential basis.  Other income declined sequentially as the first quarter of 2009 included a $5.8 million gain from the sale of the Company’s South Carolina health plan assets.

Health Benefits
Health benefits expenses, as a percent of premium revenues, were 85.9% for the second quarter of 2009 versus 83.0% in the second quarter of 2008, and compared to 83.7% in the first quarter of 2009.  The sequential increase in the health benefits ratio was primarily due to elevated outpatient costs.

As noted in the Company’s Form 8-K filing on June 23, 2009, the Company believes that the substantial increase in membership during the last two quarters contributed to an increase in outpatient costs since experience indicates that the Company’s new members generally utilize more services during the first two quarters of enrollment.  In addition to this impact, further analysis of the most recent paid claims information indicates that outpatient costs are elevated across the existing membership base as well and this factor represents the larger impact on the health benefits ratio in the quarter.

The primary drivers of the outpatient cost increase were emergency room services, ambulatory surgery and physician services.  In contrast, inpatient hospital costs remained stable and within the Company’s expected range.

The Company has raised its estimates for incurred medical costs related to the first quarter of 2009 in recognition of higher outpatient costs and recorded estimates for the second quarter at an elevated level.  The Company’s previous medical cost estimates for the periods prior to 2009 have developed favorably.  In total, the Company recorded approximately $1 million in favorable prior period reserve development in the second quarter.  This was comprised of favorable reserve development of approximately $21 million for all periods prior to 2009, offset by unfavorable reserve development of approximately $20 million for the first quarter of 2009.

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July 31, 2009

Selling, General and Administrative Expenses
Selling, general and administrative expenses were 7.5% of total revenues for the second quarter of 2009, versus 10.1% in the second quarter of 2008, and compared to 9.0% for the first quarter of 2009.  The selling, general and administrative expense ratio decreased sequentially because the Company served increased membership with limited increases in administrative costs and variable compensation accruals were reduced in concert with lower projected operating results for the full year.

Premium Taxes
Second quarter premium taxes were $34.6 million versus $22.1 million for the second quarter of 2008, and compared to $28.1 million in the first quarter of 2009.  The sequential increase in premium taxes was primarily due to growth in premium revenues in states where premium tax is levied and the implementation of a premium tax in New York retroactive to the beginning of 2009.

Income Tax Expense
During the second quarter, the Company reached an agreement in principle with the Internal Revenue Service on the tax deductible portion of the previous litigation settlement in 2008. The increased deduction resulted in a $22.4 million tax benefit in the quarter or $0.43 per diluted share.  Excluding the non-recurring tax adjustment, the second quarter tax rate was 37.4% versus 37.9% in the first quarter of 2009.  This rate decrease was primarily attributable to the elimination of New York’s state income tax that was part of the retroactive implementation of a premium tax.

Balance Sheet and Cash Flow Highlights
Cash and investments at June 30, 2009 totaled $1.4 billion of which $253.8 million was unregulated.  Unregulated cash declined sequentially due to the repurchase of approximately 745,000 shares of common stock for approximately $22.2 million under the Company’s ongoing stock repurchase program, and repayment of $26.2 million of the Company’s outstanding debt.  The debt to total capital ratio decreased to 20.8%, as of June 30, 2009, from 23.0%, as of March 31, 2009.

Medical claims payable as of June 30, 2009 totaled $563.0 million compared to $570.4 million as of March 31, 2009.  Days in claims payable represented 46 days of health benefits expense, which is within the expected range of 45 to 55 days, compared to 50 days in the previous quarter.  The predominant factor that drove the decline in days in claims payable was an increase in claims processing speed.  Production during the quarter increased almost 10%.  On a per member basis, claims inventory on hand declined by approximately one-third from the first quarter to the second quarter and claims processing throughput speed increased by more than 10%.

Included on page 11 is a table presenting the components of the change in medical claims payable for the six months ended June 30, 2009 and the year ended December 31, 2008.

Cash flow provided by operations totaled $34.0 million for the six months ended June 30, 2009 and cash used in operations for the three months ended June 30, 2009 totaled $2.1 million.  Cash flow in the quarter was impacted most significantly by the timing of estimated tax payments.  As of June 30, 2009, prepaid income taxes were $19.5 million compared to income taxes payable of $22.1 million at March 31, 2009, which negatively impacted cash flow in the quarter by $41.6 million.

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July 31, 2009

Premium receivables also increased $17.8 million due to the timing of premium receipts in several states.  A decline in the medical claims payable liability and a reduction of variable compensation accruals also suppressed cash flow in the quarter.

2009 Outlook
AMERIGROUP is updating its 2009 annual earnings guidance range to $2.90 to $3.05 per diluted share from the previously announced range of $2.70 to $2.85. The revision to guidance includes the $0.43 impact of the tax adjustment related to previous litigation as well as the impact of elevated outpatient medical costs.

“The elevated outpatient costs observed in the first half of the year have led to a revision in our outlook for the health benefits ratio,” said James W. Truess, AMERIGROUP Chief Financial Officer.  “While we are performing well in our management of administrative costs and expect the benefits of selling, general and administrative expense leverage to continue in the third and fourth quarters, our guidance assumes that outpatient costs will remain elevated for the remainder of the year.”

AMERIGROUP’s 2009 earnings guidance is predicated on the following assumptions among others:
•
Total revenues are expected to be approximately $5.15 billion, versus the previous estimate of approximately $5.0 – $5.1 billion, which reflects the expectation that premium revenues will be higher due to higher membership;

•
Investment income and other revenue is expected to be approximately $32.0 million, versus the previous estimate of approximately $33.0 million, which reflects slightly moderated investment income assumptions based on current market rates;

•
Health benefits ratio in the range of 84.9% – 85.5% of premium revenues for the full year, versus the previous estimate of 84.1% – 84.5%, which reflects elevated outpatient medical costs relative to previous guidance;

•
Selling, general and administrative expenses in the 7.5% – 7.8% range, versus the previous estimate of 8.1% – 8.5%, which reflects further administrative efficiencies leveraged on a higher membership base; and

•
Fully diluted shares outstanding of approximately 52.7 million, versus the previous estimate of approximately 54 million, reflecting year-to-date and anticipated share buyback activity during the remainder of the year.

2009 Guidance
Earnings per diluted share	$2.90 - $3.05
Total revenues	Approximately $5.15 billion
Investment income and other	Approximately $32.0 million
Health benefits ratio	84.9% - 85.5%
Selling, general & administrative ratio	7.5% - 7.8%
Fully diluted shares outstanding	Approximately 52.7 million

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July 31, 2009

Second Quarter Earnings Call
AMERIGROUP senior management will discuss the Company’s second quarter results on a conference call Friday, July 31, 2009 at 8:30 a.m. Eastern Daylight Time (EDT).  The conference can be accessed by dialing 866-260-3161 (domestic) or 706-679-7245 (international) approximately ten minutes prior to the start time of the call.  A recording of the call may be accessed by dialing 800-642-1687 (domestic) or 706-645-9291 (international) and providing passcode 16913886.  The replay will be available shortly after the conclusion of the call until Friday, August 7, at 11:59 p.m. Eastern Time.  The conference call will also be available through the investors’ page of the Company’s web site, www.amerigroupcorp.com, or through www.earnings.com.  A 30-day replay of this webcast will be available on these web sites beginning approximately two hours following the conclusion of the live broadcast earnings conference call.

About AMERIGROUP Corporation
AMERIGROUP Corporation, headquartered in Virginia Beach, Virginia, improves healthcare access and quality for the financially vulnerable, seniors and people with disabilities by developing innovative managed health services for the public sector.  Through its subsidiaries, AMERIGROUP Corporation serves approximately 1.7 million people in Florida, Georgia, Maryland, Nevada, New Jersey, New Mexico, New York, Ohio, Tennessee, Texas and Virginia.  For more information, visit www.amerigroupcorp.com.

Forward-Looking Statements
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission’s Fair Disclosure Regulation. This release contains certain ‘‘forward-looking’’ statements related to expected 2009 earnings which are subject to numerous factors, many of which are outside of our control, including our cash balances, the levels and amounts of membership, revenues, organic premium revenues, rate increases, operating cash flows, health benefits expenses, medical expense trend levels, our ability to manage our medical costs generally, seasonality of health benefits expenses, selling, general and administrative expenses, days in claims payable, income tax rates, earnings per share and net income growth.  These statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, national, state and local economic conditions, including their effect on the rate-setting process and timing of payments; the effect of government regulations and changes in regulations governing the healthcare industry; changes in Medicaid and Medicare payment levels and methodologies; liabilities and other claims asserted against us; our ability to attract and retain qualified personnel; our ability to maintain compliance with all minimum capital requirements; the availability and terms of capital to fund acquisitions and capital improvements; the competitive environment in which we operate; our ability to maintain and increase membership levels; demographic changes; increased use of services, increased cost of individual services, epidemics, the introduction of new or costly treatments and technology, new mandated benefits, insured population characteristics and seasonal changes in the level of healthcare use; our ability to enter into new markets or remain in existing markets, our inability to operate new products and markets at expected levels, including, but not limited to, profitability, membership and targeted service standards; changes in market interest rates or any disruptions in the credit markets; catastrophes, including epidemics, pandemics, acts of terrorism or severe weather; the unfavorable resolution of new or pending litigation; and our ability to finalize the tax adjustment with the Internal Revenue Service.  There can also be no assurance that we will achieve the estimated earnings discussed in this release or that our actual results for 2009 will not differ materially from our current estimates.  Our ability to achieve the earnings described is subject to a variety of factors, including those described above, many of which are out of our control.

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July 31, 2009

Investors should also refer to our annual report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission (“SEC”) and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain known risk factors that could cause our actual results to differ materially from our current estimates. Given these risks and uncertainties, we can give no assurances that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. We specifically disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

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July 31, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008[1]	2009	2008[1]

Revenues:
Premium	$1,284,890	$1,098,356	$2,502,337	$2,148,360
Investment income and other	6,517	18,463	18,864	41,072
Total revenues	1,291,407	1,116,819	2,521,201	2,189,432
Expenses:
Health benefits	1,103,213	911,471	2,122,516	1,786,392
Selling, general and administrative	96,285	113,140	206,660	219,882
Premium taxes	34,623	22,119	62,741	44,145
Litigation settlement	-	234,205	-	234,205
Depreciation and amortization	9,680	8,871	18,006	17,648
Interest	4,232	5,235	8,470	11,025
Total expenses	1,248,033	1,295,041	2,418,393	2,313,297
Income (loss) before income taxes	43,374	(178,222)	102,808	(123,865)
Income tax (benefit) expense	(6,225)	(14,190)	16,300	6,530
Net income (loss)	$49,599	$(164,032)	$86,508	$(130,395)

Diluted net income (loss) per share	$0.94	$(3.10)	$1.63	$(2.46)

Weighted average number of common shares and dilutive potential common shares outstanding	53,029,943	52,953,851 [2]	53,224,753	53,064,818 [2]

[1] 2008 results reflect the previously disclosed reclassification of premium taxes and experience rebate.  Additionally, results include the impact from the adoption of FASB Staff Position (FSP) APB 14-1,  Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which increased interest expense in each of the periods presented.
[2] Weighted shares in the three and six months ended June 30, 2008 exclude potentially dilutive common stock equivalents due to the net loss in those periods in accordance with generally accepted accounting principles.

The following table sets forth selected operating ratios.  All ratios, with the exception of the health benefits ratio, are shown as a percentage of total revenues.

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Premium revenue	99.5%	98.3%	99.3%	98.1%
Investment income and other	0.5	1.7	0.7	1.9
Total revenues	100.0%	100.0%	100.0%	100.0%
Health benefits [1]	85.9%	83.0%	84.8%	83.2%
Selling, general and administrative expenses	7.5%	10.1%	8.2%	10.0%
Income (loss) before income taxes	3.4%	(16.0)%	4.1%	(5.7)%
Net income (loss)	3.8%	(14.7)%	3.4%	(6.0)%

[1]	The health benefits ratio is shown as a percentage of premium revenue because there is a direct relationship between the premium received and the health benefits provided.

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July 31, 2009

The following table sets forth the approximate number of members the Company served in each state as of June 30, 2009 and 2008.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted twice in the states where the Company offers both plans.

	June 30,
	2009	2008
Texas[1]	476,000	458,000
Florida	264,000	221,000
Georgia	220,000	197,000
Tennessee[2]	195,000	353,000
Maryland	183,000	158,000
New Jersey	112,000	101,000
New York	111,000	112,000
Ohio	60,000	57,000
Nevada	53,000	-
Virginia	29,000	25,000
New Mexico	20,000	-
District of Columbia[3]	-	34,000
South Carolina[4]	-	4,000
Total	1,723,000	1,720,000

[1] Membership includes approximately 13,000 under an ASO contract in 2009.
[2] Membership includes approximately 166,000 under an ASO contract in 2008 terminated on October 31, 2008.
[3] AMERIGROUP exited the District of Columbia on June 30, 2008.
[4] AMERIGROUP exited the State of South Carolina on March 1, 2009.

The following table sets forth the approximate number of members in each of the Company's products as of June 30, 2009 and 2008.  Because the Company receives two premiums for members that are in both the Medicare Advantage and Medicaid products, these members have been counted in each product.

	June 30,
Product	2009	2008
TANF (Medicaid)[1][3]	1,194,000	1,219,000
CHIP[3]	257,000	243,000
ABD (Medicaid)[2]	205,000	206,000
FamilyCare (Medicaid)	54,000	44,000
Medicare Advantage	13,000	8,000
Total	1,723,000	1,720,000

[1]Membership includes approximately 125,000 members under an ASO contract in 2008 terminated on October 31, 2008.
[2]Membership includes approximately 13,000 ASO members in 2009 and 41,000 members under an ASO contract in 2008 terminated on October 31, 2008.
[3]2008 reflects a reclassification from CHIP to TANF to coincide with State classifications.

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July 31, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(unaudited)

	June 30,	December 31,
	2009	2008

Assets
Current assets:
Cash and cash equivalents	$654,491	$763,272
Short-term investments	24,906	97,466
Premium receivables	102,278	86,595
Deferred income taxes	23,101	25,347
Prepaid expenses, provider and other receivables and other	81,973	42,281
Total current assets	886,749	1,014,961

Property, equipment and software, net	103,187	103,747
Goodwill and other intangible assets, net	249,968	250,205
Long-term investments, including investments on deposit for licensure	721,800	571,663
Other long-term assets	13,564	15,091
	$1,975,268	$1,955,667

Liabilities and Stockholders' Equity
Current liabilities:
Claims payable	$562,990	$536,107
Unearned revenue	64,427	82,588
Accounts payable	2,347	6,810
Accrued expenses and other	136,746	170,811
Current portion of long-term debt	211	506
Total current liabilities	766,721	796,822

Long-term debt	247,906	268,956
Other long-term liabilities	17,633	17,230
Total liabilities	1,032,260	1,083,008

Stockholders’ equity:
Common stock, $.01 par value	542	539
Additional paid-in capital, net of treasury stock	418,331	434,789
Accumulated other comprehensive loss	(3,726)	(4,022)
Retained earnings	527,861	441,353
Total stockholders’ equity	943,008	872,659
	$1,975,268	$1,955,667

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July 31, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six months ended
	June 30,
	2009	2008
	(dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$86,508	$(130,395)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	18,006	17,648
Loss on disposal of property, equipment and software	412	259
Deferred tax expense (benefit)	4,630	(6,808)
Compensation expense related to share-based payments	8,022	5,411
Convertible debt non-cash interest expense	4,987	4,672
Other	(201)	8,808
Gain on sale of contract rights	(5,810)	-
Changes in assets and liabilities increasing (decreasing) cash flows from operations:
Premium receivables	(15,683)	(28,821)
Prepaid expenses, provider and other receivables and other
current assets	(35,928)	5,220
Other assets	(439)	(2,198)
Claims payable	26,883	571
Litigation settlement	-	234,205
Unearned revenue	(18,161)	18,771
Accounts payable, accrued expenses and other current liabilities	(36,605)	(31,481)
Other long-term liabilities	(2,583)	(22)
Net cash provided by operating activities	34,038	95,840

Cash flows from investing activities:
(Purchase of) proceeds from sale of investments, net	(72,369)	15,867
Purchase of investments on deposit for licensure, net	(3,913)	(2,173)
Purchase of property, equipment and software	(15,865)	(17,514)
Proceeds from sale of contract rights	5,810	-
Net cash used in investing activities	(86,337)	(3,820)

Cash flows from financing activities:
Repayments of borrowings under credit facility	(26,318)	(26,786)
Payment of capital lease obligations	-	(293)
Proceeds and tax benefits from exercise of stock options and change
in bank overdrafts and other, net	(1,609)	4,233
Treasury stock repurchases	(28,555)	(19,260)
Net cash used in financing activities	(56,482)	(42,106)
Net (decrease) increase in cash and cash equivalents	(108,781)	49,914
Cash and cash equivalents at beginning of period	763,272	487,614
Cash and cash equivalents at end of period	$654,491	$537,528

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July 31, 2009

AMERIGROUP CORPORATION AND SUBSIDIARIES
Components of the Change in Medical Claims Payable
(dollars in thousands)

	Six months ended	Twelve months ended
	June 30, 2009	December 31, 2008
Medical claims payable, beginning of period	$536,107	$541,173

Health benefits expenses incurred during period:
Related to current year	2,199,135	3,679,107
Related to prior years	(76,619)	(60,846)
Total incurred	2,122,516	3,618,261

Health benefits payments during period:
Related to current year	1,722,004	3,197,732
Related to prior years	373,629	425,595
Total payments	2,095,633	3,623,327

Medical claims payable, end of period	$562,990	$536,107

Health benefits expenses incurred during both periods were reduced for amounts related to prior years.  The amounts related to prior years include the impact of amounts previously included in the liability to establish it at a level sufficient under moderately adverse conditions that were not needed and the reduction in health benefits expense due to revisions to prior estimates.  The amount related to the prior year for the period ended June 30, 2009 also included the one-time impact of establishing estimates for pharmacy rebates which began in the first quarter of 2009.

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July 31, 2009

Reconciliation of Non-GAAP Financial Measures

Second Quarter 2009 Operating Results Excluding the Favorable Tax Adjustment
AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	GAAP	Less: Impact	Adjusted
	Three months ended	of Tax	Three months ended
	June 30, 2009	Adjustment	June 30, 2009
Revenues:
Premium	$1,284,890	$-	$1,284,890
Investment income and other	6,517	-	6,517
Total revenues	1,291,407	-	1,291,407
Expenses:
Health benefits	1,103,213	-	1,103,213
Selling, general and administrative	96,285	-	96,285
Premium taxes	34,623	-	34,623
Depreciation and amortization	9,680	-	9,680
Interest	4,232	-	4,232
Total expenses	1,248,033	-	1,248,033
Income before income taxes	43,374	-	43,374
Income tax (benefit) expense	(6,225)	(22,449)	16,224
Net income	$49,599	$22,449	$27,150

Diluted net income per share	$0.94	$(0.43)	$0.51

Weighted average number of common shares and
dilutive potential common shares outstanding	53,029,943		53,029,943

Second Quarter 2008 Operating Results Excluding Litigation Settlement Charge
AMERIGROUP CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(dollars in thousands, except per share data)
(unaudited)

	GAAP	Less: Impact	Adjusted
	Three months ended	of Litigation	Three months ended
	June 30, 2008	Settlement	June 30, 2008
Revenues:
Premium	$1,098,356	$-	$1,098,356
Investment income and other	18,463	-	18,463
Total revenues	1,116,819	-	1,116,819
Expenses:
Health benefits	911,471	-	911,471
Selling, general and administrative	113,140	-	113,140
Premium taxes	22,119	-	22,119
Litigation settlement	234,205	234,205	-
Depreciation and amortization	8,871	-	8,871
Interest	5,235	-	5,235
Total expenses	1,295,041	234,205	1,060,836
(Loss) income before income taxes	(178,222)	(234,205)	55,983
Income tax (benefit) expense	(14,190)	(34,995)	20,805
Net (loss) income	$(164,032)	$(199,210)	$35,178

Diluted net (loss) income per share	$(3.10)	$(3.75)	$0.65

Weighted average number of common shares and
dilutive potential common shares outstanding	52,953,851		53,814,812

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